Exhibit 99.1

Crescent Capital BDC, Inc. Reports Third Quarter 2020 Financial Results; Declares a Fourth Quarter 2020 Regular Dividend of $0.41 per Share

LOS ANGELES, November 4, 2020 — Crescent Capital BDC, Inc. (“Crescent BDC” or “Company”) (NASDAQ: CCAP) today reported net investment income of $12.2 million, or $0.43 per share, and a net increase in net assets resulting from operations of $38.3 million, or $1.36 per share, for the third quarter ended September 30, 2020. Reported net asset value per share was $19.07 at September 30, 2020 as compared to $18.12 at June 30, 2020.

The increase in net asset value for the third quarter was primarily driven by unrealized gains from the impact of credit spread tightening relative to the end of the second quarter.

Declaration of Regular Dividend for Fourth Quarter 2020

The Company announced that its Board of Directors has declared a fourth quarter 2020 dividend of $0.41 per share, which will be paid on or around January 15, 2021 to stockholders of record as of the close of business on December 31, 2020.

Selected Financial Highlights

($ in millions, except per share amounts. Unaudited.)

	As of
	September 30, 2020	June 30, 2020	September 30, 2019
Investments, at fair value	$961.1	$895.2	$692.3
Total assets	$980.5	$926.3	$716.9
Total net assets	$537.1	$510.3	$380.8
Net asset value per share	$19.07	$18.12	$19.48
Weighted average yield on income producing securities (at cost)[1]	7.9%	7.9%	8.1%
Percentage of debt investments at floating rates	98.0%	96.9%	97.7%

	Three Months Ended
	September 30, 2020		June 30, 2020
	Total Amount	Per Share	Total Amount	Per Share
Total investment income	$18.7	$0.66	$19.3	$0.69
Net investment income	$12.2	$0.43	$13.0	$0.46
Net realized gains (losses)	$(0.5)	$(0.02)	$(1.1)	$(0.04)
Net unrealized gains (losses), net of taxes	$26.6	$0.95	$44.5	$1.59
Net increase (decrease) in net assets resulting from operations	$38.3	$1.36	$56.4	$2.00
Dividend distributions per share		$0.41		$0.41

Portfolio & Investing Activity

As of September 30, 2020 and June 30, 2020, the Company had investments in 128 and 124 portfolio companies with an aggregate fair value of $961.1 million and $895.2 million, respectively. The portfolio at fair value was comprised of the following asset types:

	As of
$ in millions	September 30, 2020		June 30, 2020
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior secured first lien	$375.5	39.1%	$361.7	40.4%
Unitranche first lien[2]	362.0	37.7%	307.2	34.3%
Unitranche first lien—last out[2]	15.0	1.5%	14.4	1.6%
Senior secured second lien	99.3	10.3%	106.7	11.9%
Unsecured debt	2.2	0.2%	8.7	1.0%
Equity & other	53.6	5.6%	45.0	5.0%
LLC/LP equity interests	53.5	5.6%	51.5	5.8%

Total investments	$961.1	100.0%	$895.2	100.0%

For the three months ended September 30, 2020, the Company invested $84.1 million across six new portfolio companies, two existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $47.7 million in aggregate exits, sales and repayments.

For the three months ended June 30, 2020, the Company invested $26.4 million into one new portfolio company, one refinancing and several follow-on revolver and delayed draw fundings. For this period, the Company had $60.4 million in aggregate exits, sales and repayments.

Results of Operations for the Three Months Ended September 30, 2020

Total investment income for the three months ended September 30, 2020 and June 30, 2020 was $18.7 million and $19.3 million, respectively. The decrease in investment income was primarily driven by a decrease in non-recurring other income. The $18.7 million of total investment income was comprised of $16.5 million from interest income, $1.2 million from dividend income and $1.0 million for other and payment-in-kind income.

Total net expenses, including income and excise taxes, increased to $6.5 million for the three months ended September 30, 2020 from $6.4 million for the three months ended June 30, 2020. The increase was primarily due to an increase in management fees and other general and administrative expenses resulting from the growth in the Company’s aggregate portfolio fair value offset by lower borrowing costs due to a decrease in LIBOR.

Liquidity and Capital Resources

As of September 30, 2020, the Company had $11.6 million in cash and cash equivalents and restricted cash and $189.5 million of undrawn capacity on its credit facilities, subject to borrowing base and other limitations. The weighted average interest rate on the Company’s debt outstanding was 3.1%.

The Company’s debt to equity ratio was 0.79x as of September 30, 2020.

Recent Developments

On October 21, 2020, Crescent Capital Group LP (“Crescent”), parent of the Company’s investment adviser (the “Adviser”), entered into a definitive agreement with Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”) under which Sun Life will acquire a majority economic interest in Crescent. The consummation of the transaction is expected to occur in late 2020 and the same Crescent team that has been responsible for the investment operations of the Company prior to the transaction will continue to focus on executing the same investment strategies and process.

On October 28, 2020, the Company drew the remaining $25 million of its 5.95% senior unsecured notes due July 30, 2023.

Conference Call

The Company will host a webcast/conference call on Thursday, November 5, 2020 at 12:00 p.m. (Eastern Time) to discuss its quarter ended September 30, 2020 financial results. Please visit Crescent BDC’s webcast link located on the Events & Presentations page of the Investor Relations section of Crescent BDC’s website for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Events & Presentations page of the Investor Resources section of Crescent BDC’s website at www.crescentbdc.com. Please visit the website to test your connection before the webcast. Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (855) 982-6679

International: (614) 999-9468

Conference ID: 4975465

All callers will need to enter the Conference ID followed by the # sign and reference “Crescent BDC” once connected with the operator. An archived replay will be available via a webcast link located on the Investor Relations section of Crescent BDC’s website.

Endnotes

1) Yield excludes investments on non-accrual status.

2) Unitranche loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority among different lenders in the unitranche loan. In certain instances, the Company may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that the Company would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate.

Crescent Capital BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands except share and per share data)

	As of September 30, 2020 (Unaudited)	As of December 31, 2019
Assets
Investments, at fair value
Non-controlled non-affiliated (cost of $904,002 and $675,329, respectively)	$879,491	$671,582
Non-controlled affiliated (cost of $32,308 and $19,766, respectively)	47,631	20,507
Controlled (cost of $39,000 and $34,000, respectively)	33,929	34,442
Cash and cash equivalents	3,047	4,576
Restricted cash and cash equivalents	8,522	8,851
Interest receivable	3,602	2,832
Unrealized appreciation on foreign currency forward contracts	1,835	758
Receivable for investments sold	1,070	160
Deferred tax assets	776	421
Other assets	632	3,046

Total assets	$980,535	$747,175

Liabilities
Debt (net of deferred financing costs of $4,645 and $3,431, respectively)	$422,237	$322,010
Distributions payable	11,549	8,554
Interest and other debt financing costs payable	3,093	3,545
Accrued expenses and other liabilities	3,067	3,788
Management fees payable	1,746	1,343
Deferred tax liabilities	1,133	879
Unrealized depreciation on foreign currency forward contracts	520	65
Directors’ fees payable	100	74

Total liabilities	$443,445	$340,258

Net Assets
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 28,167,360 and 20,862,314 shares issued and outstanding, respectively)	28	21
Paid-in capital in excess of par value	558,913	414,293
Accumulated loss	(21,851)	(7,397)

Total Net Assets	$537,090	$406,917

Total Liabilities and Net Assets	$980,535	$747,175

Net asset value per share	$19.07	$19.50

Crescent Capital BDC, Inc.

Consolidated Statements of Operations

(in thousands except share and per share data)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$16,132	$12,385	$48,424	$33,402
Paid-in-kind interest	501	112	1,747	449
Dividend income	518	705	2,122	1,636
Other income	—	87	1,060	686
From non-controlled affiliated investments:
Interest income	338	337	1,009	877
Paid-in-kind interest	485	—	970	—
Dividend income	—	310	—	310
From controlled investments:
Dividend income	700	900	1,500	1,450

Total investment income	18,674	14,836	56,832	38,810

Expenses:
Interest and other debt financing costs	3,504	3,524	11,484	9,506
Management fees	2,909	2,517	8,327	6,567
Incentive fees	2,136	1,375	6,335	3,506
Professional fees	354	202	1,060	587
Directors’ fees	100	73	339	218
Organization expenses	—	45	—	136
Other general and administrative expenses	631	567	1,852	1,624

Total expenses	9,634	8,303	29,397	22,144
Management fee waiver	(1,163)	(1,268)	(3,427)	(3,215)
Incentive fee waiver	(2,136)	(1,375)	(6,335)	(3,506)

Net expenses	6,335	5,660	19,635	15,423

Net investment income before taxes	12,339	9,176	37,197	23,387
Income and excise taxes	131	8	480	14

Net investment income	12,208	9,168	36,717	23,373

Net realized and unrealized gains (losses) on investments:
Net realized gain/(loss) on:
Non-controlled non-affiliated investments	2	(66)	(1,021)	(987)
Non-controlled affiliated investments	(526)	—	(526)	—
Foreign currency transactions	6	42	(155)	531
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments and foreign currency translation	18,530	(7,617)	(20,770)	(3,731)
Non-controlled affiliated investments	6,215	(24)	14,582	600
Controlled investments	3,416	45	(5,513)	(667)
Foreign currency forward contracts	(1,349)	1,205	623	1,487

Net realized and unrealized gains (losses) on investments	26,294	(6,415)	(12,780)	(2,767)

Realized loss on asset acquisition	—	—	(3,825)	—

Net realized and unrealized gains (losses) on investments and asset acquisition	26,294	(6,415)	(16,605)	(2,767)
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	(161)	(25)	101	(505)

Net increase (decrease) in net assets resulting from operations	$38,341	$2,728	$20,213	$20,101

Per Common Share Data:
Net increase (decrease) in net assets resulting from operations per share (basic and diluted):	$1.36	$0.15	$0.73	$1.23
Net investment income per share (basic and diluted):	$0.43	$0.49	$1.33	$1.43
Weighted average shares outstanding (basic and diluted):	28,167,360	18,810,099	27,518,708	16,341,911

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of curre income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent Capital Group LP (“Crescent Capital”). Crescent BDC is externally managed by Crescent Cap Advisors, LLC, a subsidiary of Crescent Capital. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit www.crescentbdc.com. However, the contents of such website are not and should not b deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent Capital is a global credit investment manager with approximately $29 billion of assets under management. For over 25 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately-originated debt securities including senior bank loans, high yield bonds, as well as private senior, unitranche, and junior debt securities. Crescent Capital is headquartered in Los Angeles with offices in New York, Boston, and London and more than 180 employees globally. For more information about Crescent Capital, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Daniel McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

This press release, and other statements that Crescent BDC may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Crescent BDC’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Crescent BDC cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and Crescent BDC assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Crescent BDC’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment adviser or its affiliates; (13) the ability of our investment adviser to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

Crescent BDC’s Annual Report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended September 30, 2020, each filed with the SEC, identify additional factors that can affect forward-looking statements.

Other Information

The information in this press release is summary information only and should be read in conjunction with Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2019, which Crescent BDC filed with the U.S. Securities and Exchange Commission (the SEC) on March 4, 2020, Crescent BDC’s quarterly report on Form 10-Q for the quarter ended September 30, 2020, which Crescent BDC filed with the SEC on November 4, 2020, as well as Crescent BDC’s other reports filed with the SEC. A copy of Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2019, Crescent BDC’s quarterly report on Form 10-Q for the quarter ended September 30, 2020 and Crescent BDC’s other reports filed with the SEC can be found on Crescent BDC’s website at www.crescentbdc.com and the SEC’s website at www.sec.gov.